Exhibit 10.2

THE SCOTTS COMPANY LLC

Certificate

I, Denise S. Stump, the Executive Vice President, Global Human Resources of The Scotts Company LLC hereby certify that The Scotts Company LLC Executive Retirement Plan, Amended and Restated as of January 1, 2015, attached hereto as Exhibit I, was implemented by me this day and made effective as of the date set forth therein.
This action is taken by me on behalf of The Scotts Company LLC, pursuant to delegations to me by the Compensation and Organization Committee of the Board of Directors of The Scotts Miracle-Gro Company on August 8, 2007, which delegation remains in full force and effect, as of the date of this Certificate.

THE SCOTTS COMPANY LLC
/s/ DENISE S. STUMP Denise S. Stump Executive Vice President, Global Human Resources

Effective: December 31, 2014

EXHIBIT I

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN

Amended and Restated as of January 1, 2015

Table of Contents
Page
SECTION 1
Name and Purpose    1

SECTION 2
Definitions    1

2.1.	Account or Accounts 1

2.2.	Adjustments 1

2.3.	Affiliate 2

2.4.	Base Salary 2

2.5.	Base Salary Account 2

2.6.	Base Salary Deferral Election 2

2.7.	Beneficiary 2

2.8.	Benefits Administrative Committee 2

2.9.	Board 2

2.10.	Cause 3

2.11.	Change in Control 3

2.12.	Code 3

2.13.	Committee 3

2.14.	Company 3

2.15.	Company Stock Fund 3

2.16.	Compensation 3

2.17.	Corporation 3

2.18.	Disabled or Disability 3

2.19.	ERISA 4

2.20.	Effective Date 4

2.21.	Eligible Employee 4

2.22.	Employee 4

2.23.	Employer or Employers 4

2.24.	ERP Eligible Pay 4

2.25.	Investment Committee 4

2.26.	Investment Fund 4

2.27.	LTIP 4

2.28.	LTI Offset Payment 5

2.29.	Matching Account 5

2.30.	Outside Benchmark Investment Fund 5

2.31.	Pay Cap 5

2.32.	Participant 5

2.33.	Performance Award 5

2.34.	Performance Award Deferral Election 5

2.35.	Plan 5

2.36.	Plan Year 5

2.37.	Qualified Plan 6

2.38.	Retention Award 6

2.39.	Retention Award Account 6

i

2.40.	Retirement Account 6

2.41.	Retirement Contribution 6

2.42.	RSP Compensation 6

2.43.	Separation from Service 6

2.44.	Statutory Limits 7

2.45.	Supplemental Retirement Award 7

2.46.	Supplemental Retirement Award Account 7

2.47.	Transitional Contribution 7

2.48.	Transitional Contributions Account 7

2.49.	Years of Service 8

SECTION 3
Participants    8

SECTION 4
Accounts    8

4.1.	Establishment of Accounts 8

4.2.	Election of Participant to Defer Performance Awards 8

4.3.	Election of Participant to Defer Base Salary 9

4.4.	Employer Contributions 10

4.5.	Benchmark Investment Funds 11

4.6.	Outside Benchmark Investment Funds 11

4.7.	Company Stock Fund 11

4.8.	Adjustment of Account Balances and Other Rules 11

4.9.	FICA 12

SECTION 5
Method of Distribution of Deferred Compensation    12

5.1.	Time and Form of Distribution 12

5.2.	Death Benefit 14

5.3.	Taxes 14

5.4.	Unforeseeable Emergency Distributions 14

5.5.	Small Benefit Distribution 15

5.6.	Distributions in the Event of a Change in Control 15

5.7.	Subsequent Deferral and Form of Payment Elections 15

SECTION 6
Accruals Under Other Benefit Plans    16

SECTION 7
Participant’s Rights    16

SECTION 8
Non-Alienability and Non-Transferability    16

SECTION 9

ii

Administration and Standard of Review    16

SECTION 10
Claims Procedure    17

10.1.	Filing Claims 17

10.2.	Notification to Claimant 17

10.3.	Review Procedure 17

10.4.	Decision on Review 18

SECTION 11
Amendment and Termination    18

SECTION 12
General Provisions    19

12.1.	Controlling Law 19

12.2.	Captions 19

12.3.	Facility of Payment 19

12.4.	Administrative Expenses 19

12.5.	Severability 19

12.6.	Personal Liability 19

12.7.	Amendment to Qualified Plan or Changes to Employer Contributions and Participant Deferrals under Qualified Plan 20

12.8.	Right to Offset 20

SECTION 13
Unfunded Status of the Plan    20

iii

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2015

SECTION 1
NAME AND PURPOSE

The Scotts Company LLC Executive Retirement Plan provides Eligible Employees the opportunity to defer certain salary, bonuses and other compensation and to receive other benefits in accordance with the terms of the Plan. The Plan is unfunded. It is intended that the Plan be exempt from the funding, participation, vesting and fiduciary provisions of Title I of ERISA.

The Plan is subject to Code Section 409A. The provisions of the Plan apply to: (a) any Participant who is receiving or accruing benefits on the Effective Date; (b) any individual who becomes a Participant on or after the Effective Date; and (c) any Participant who retires, becomes Disabled, dies or terminates employment in accordance with the Plan on or after the Effective Date.

Effective with respect to Plan Years beginning on and after January 1, 2014, the Plan was revised to include provisions regarding Supplemental Retirement Awards.

Effective with respect to Plan Years beginning on and after January 1, 2015, the Plan is amended and restated to incorporate prior amendments and to remove provisions that are no longer applicable or relevant to the operation of the Plan. Except as otherwise specifically provided, the benefits due an individual under the Plan or any prior version of the Plan shall be determined based on the provisions of the Plan (or the applicable predecessor) in effect on the date he or she separated from the service of the Employer and shall not be affected by any subsequent amendment to the Plan.

SECTION 2
DEFINITIONS

The following terms have the indicated meanings.

2.1.	Account or Accounts

“Account” or “Accounts,” as applicable, means the separate Account or a subaccount established for each Participant pursuant to Section 4 of the Plan. A Participant’s Account shall consist of a Performance Award Account, a Base Salary Account, a Matching Account, a Retirement Account, a Transitional Contributions Account, a Retention Award Account and a Supplemental Retirement Award Account. Accounts are bookkeeping benchmark accounts maintained solely for accounting purposes.

2.2.	Adjustments

“Adjustments” means the credits to or debits from Accounts as provided in Section 4.

2.3.    Affiliate

“Affiliate” means any business organization or legal entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of this definition, control (including the terms controlling, controlled by, and under common control with) includes the possession, direct or indirect, of the power to vote 50% or more of the voting equity securities, membership interests or other voting interests, or to direct or cause the direction of the management and policies of, such business organization or other legal entity, whether through the ownership of equity securities, membership interests or other voting interests, by contract or otherwise.

2.4.	Base Salary

For purposes of this Plan, “Base Salary” means the portion of a Participants’ Compensation that constitutes salary, amounts received in lieu of salary (including, but not limited to, paid time off, vacation pay, salary continuation, short-term disability benefits) and LTI Offset Payments.

2.5.    Base Salary Account

“Base Salary Account” means the Participant’s subaccount to which Base Salary deferral contributions are allocated pursuant to Section 4.3.

2.6.	Base Salary Deferral Election

“Base Salary Deferral Election” means an Eligible Employee’s election, in a manner prescribed by the Benefits Administrative Committee, to defer Base Salary (including LTI Offset Payments) pursuant to the Plan.

2.7.	Beneficiary

“Beneficiary” means the person or persons designated in writing as such and filed with the recordkeeper at any time by a Participant. Any such designation may be withdrawn or changed in writing (without the consent of the Beneficiary), but only the last designation on file with the recordkeeper shall be effective. Notwithstanding any contrary provision, a change in the identity of the Beneficiary may not, and shall not, change the form and time of payment previously elected by the Participant for distribution of his or her Account or the applicable portion thereof.

2.8.	Benefits Administrative Committee

“Benefits Administrative Committee” means: (a) the administrative committee appointed to administer the tax qualified retirement plans which are sponsored by the Employer; or (b) any person or entity to which the Benefits Administrative Committee delegates any of the administrative or ministerial duties assigned to it under the Plan.

2.9.	Board

“Board” means the Board of Directors of the Corporation.

2.10.	Cause

“Cause” means cause as defined in the LTIP.

2.11.	Change in Control

“Change in Control” means change in control as defined in the LTIP.

2.12.	Code

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.13.    Committee

“Committee” means the Compensation and Organization Committee of the Board.

2.14.    Company

“Company” means The Scotts Company LLC.

2.15.    Company Stock Fund

“Company Stock Fund” means an investment fund reflecting common shares, without par value, of The Scotts Miracle-Gro Company that shall be used as a benchmark hereunder. The Investment Committee shall have no responsibility for or discretion over the use of such fund as a benchmark hereunder.

2.16.    Compensation

“Compensation” means, for the applicable Plan Year, compensation used to determine benefits under (and as defined under) the Qualified Plan, without regard to the Pay Cap plus deferrals under this Plan or any other non-qualified plan. Notwithstanding the foregoing, “Compensation” excludes any payments of Performance Awards or any other bonuses that are made after the Participant’s Separation from Service.

2.17.    Corporation

“Corporation” means The Scotts Miracle‑Gro Company.

2.18.    Disabled or Disability

“Disabled” or “Disability” means that the Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than

12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of the Employer.

2.19.    ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.20.    Effective Date

“Effective Date” means, in general, the effective date for the Plan’s Code Section 409A restatement, January 1, 2005, unless otherwise specifically provided herein or required by law.

2.21.    Eligible Employee

“Eligible Employee” has the meaning specified in Section 3.

2.22.    Employee

“Employee” means an individual employed as a common law employee of the Employer.

2.23.    Employer or Employers

“Employer” or “Employers” means the Company and/or its Affiliates, as indicated by the context.

2.24.    ERP Eligible Pay

“ERP Eligible Pay” means, for the applicable Plan Year, Compensation less eligible RSP Compensation for the Plan Year.

2.25.    Investment Committee

“Investment Committee” means: (a) the Scotts Miracle‑Gro Investment Committee appointed to monitor all investment and related activities associated with the Outside Benchmark Investment Funds; or (b) any person or entity to which the Investment Committee delegates any of the investment duties assigned to it under the Plan.

2.26.    Investment Fund

“Investment Fund” means the Company Stock Fund or one of the Outside Benchmark Investment Funds used as an earnings benchmark with respect to Participants’ Accounts.

2.27.    LTIP

“LTIP” means The Scotts Miracle-Gro Company Long-Term Incentive Plan, as amended from time to time.

2.28.    LTI Offset Payment

“LTI Offset Payment” means an amount that is designated as an LTI Offset Payment in the Company’s payroll system.

2.29.    Matching Account

“Matching Account” means the Participant’s subaccount to which Matching Contributions are allocated pursuant to Section 4.4(b).

2.30.    Outside Benchmark Investment Fund

“Outside Benchmark Investment Fund” means an Investment Fund, other than the Company Stock Fund, which has been designated by the Investment Committee as available to use as an earnings benchmark with respect to Participants’ Accounts.

2.31.    Pay Cap

“Pay Cap” means, for each Plan Year, the dollar threshold at which an Eligible Employee’s RSP Compensation reaches the maximum recognizable annual compensation limit under Code Section 401(a)(17).

2.32.    Participant

“Participant” has the meaning specified in Section 3.

2.33.    Performance Award

“Performance Award” means an annual bonus payable pursuant to a plan or program maintained by an Employer that constitutes performance-based compensation under Treasury Regulation Section 1.409A‑1(e).

2.34.    Performance Award Deferral Election

“Performance Award Deferral Election” means an Eligible Employee’s election to defer, in a manner prescribed by the Benefits Administrative Committee, a Performance Award pursuant to the Plan.

2.35.    Plan

“Plan” means The Scotts Company LLC Executive Retirement Plan, as reflected in this document, as amended from time to time after the Effective Date.

2.36.    Plan Year

“Plan Year” means the calendar year.

2.37.    Qualified Plan

“Qualified Plan” means The Scotts Company LLC Retirement Savings Plan, and any amendments thereto.

2.38.    Retention Award

“Retention Award” means an award, allocable to a Participant’s Retention Award Account in accordance with Section 4.2(c). The designation of the Participants who receive a Retention Award and the amount of each Retention Award shall be determined by the Committee in its discretion. Each Retention Award shall be evidenced by a written agreement between the Employer and the Participant. The written agreement shall set forth the terms and conditions governing the Retention Award and shall be consistent with the applicable provisions of the Plan.

2.39.    Retention Award Account

“Retention Award Account” means the Participant’s subaccount to which Retention Awards are allocated pursuant to Section 4.4(d).

2.40.    Retirement Account

“Retirement Account” means the Participant’s subaccount to which Retirement Contributions are allocated pursuant to Section 4.4(a).

2.41.    Retirement Contribution

Retirement Contribution means, for Plan Years beginning before January 1, 2011, an Employer contribution allocated to each Eligible Employee’s Retirement Account.

2.42.    RSP Compensation

“RSP Compensation” means compensation as defined under the Qualified Plan. RSP Compensation does not include deferrals to the Plan.

2.43.    Separation from Service

“Separation from Service” means a Participant’s termination of employment with the Company and its Affiliates for any reason. A termination of employment will occur when the Participant and the Company and its Affiliates reasonably anticipate that (i) no further services will be performed by the Participant after a certain date or (ii) the level of bona fide services which the Participant is expected to perform for the Company and its Affiliates, as an employee or otherwise, as of a certain date is expected to permanently decrease to a level equal to 20% or less of the average level of services performed by the Participant during the immediately preceding 36‑month period (or the Participant’s entire period of service if less than 36 months). Further, for purposes of the Plan, a termination of employment is deemed to occur on the first date following six months after a Participant is first on a military leave, sick leave or other bona fide leave of absence. Such six‑month period may be extended if the Participant retains a right to reemployment with the

Company or its Affiliates under applicable statute or contract. Notwithstanding the foregoing, where a leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months and where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment with the Company, a 29‑month period of absence may be substituted for such six‑month period. Whether there has been a termination of employment will be determined by the Benefits Administrative Committee, taking into account all of the facts and circumstances at the time of the termination of employment in accordance with the guidelines described in Treasury Regulation Section 1.409‑1(h). Notwithstanding the foregoing, Separation from Service does not include a Participant’s termination of employment on account of death or Disability.

2.44.    Statutory Limits

“Statutory Limits” means the following:

(a)	the maximum recognizable annual compensation under Code Section 401(a)(17);

(b)	the maximum annual additions under Code Section 415(c) - the “415 Limit”;

(c)    the deferral limit under Code Section 402(g) - the “Deferral Limit”; and

(d)    the limits on contributions for highly compensated employees under Code Sections 401(k)(3) - the “ADP Test” - and 401(m)(2) - the “ACP Test.”

2.45.	Supplemental Retirement Award

“Supplemental Retirement Award” means an award, allocable to a Participant’s Supplemental Retirement Award Account, in accordance with Section 4.4(e). The designation of the Participants who receive a Supplemental Retirement Award and the amount of such Supplemental Retirement Award shall be determined by the Committee in its discretion.

2.46.	Supplemental Retirement Award Account

“Supplemental Retirement Award Account” means the Participant’s subaccount to which Supplemental Retirement Awards are allocated pursuant to Section 4.4(e).

2.47.	Transitional Contribution

Transitional Contribution means a special Employer contribution made for certain Participants for Plan Years from 1998 - 2000.

2.48.    Transitional Contributions Account

“Transitional Contributions Account” means the Participant’s subaccount to which Transitional Contributions are allocated pursuant to Section 4.4(c).

2.49.    Years of Service

“Years of Service” means the total of an Employee’s full years of employment with the Employer from the Employee’s adjusted service date, as assigned by the Employer, until the Employee’s Separation from Service.

SECTION 3
PARTICIPANTS

Each United States-based vice president or more senior executive is an Eligible Employee and may participate in the Plan. Each other management or highly compensated employee who is designated by the Chief Executive Officer or the Executive Vice President of Global Human Resources as eligible to participate in the Plan is an Eligible Employee and may participate in the Plan so long as such Employee’s eligibility or participation does not affect the Plan’s intended exemption from the funding, participation, vesting and fiduciary provisions of Title I of ERISA. Each Eligible Employee who elects to participate in the Plan or for whom Employer contributions are credited in accordance with Section 4 shall be a Participant in the Plan. A Participant shall continue to participate in the Plan until his or her status as a Participant is terminated by: (a) a complete distribution of his or her Accounts pursuant to the terms of the Plan; (b) the termination of the Plan; or (c) a written directive of the Company’s senior human resources officer. Furthermore, for purposes of administering this Plan, each such Participant shall be deemed to be a “Specified Employee,” as defined in Code Section 409A(a)(2)(B)(i) and Treasury Regulation Section 1.409A‑1(i).

SECTION 4
ACCOUNTS

4.1.    Establishment of Accounts

The recordkeeper will establish an Account for each Participant. A Participant’s Account shall consist of a Performance Award Account, a Base Salary Account, a Matching Account, a Retirement Account, a Transitional Contributions Account, a Retention Award Account and a Supplemental Retirement Award Account.

4.2.    Election of Participant to Defer Performance Awards

(a)    Performance Awards. An Eligible Employee may, at the discretion of the Committee, and on such terms and conditions as it may specify, elect to have a percentage of any Performance Award that may be awarded to him or her by the Employer for, as applicable, (i) a Plan Year or (ii) a fiscal year ending in the following Plan Year, allocated to his or her Performance Award Account and paid on a deferred basis pursuant to the terms of the Plan. To make an election with respect to a Performance Award, an Eligible Employee must advise the Employer of his or her election in writing or by filing an election electronically, using procedures prescribed by the Benefits Administrative Committee. Such elections must be made on or before the date prescribed by the Benefits Administrative Committee, which shall be no later than December 31 of the preceding calendar year, as applicable, (i) the Plan Year to which the Performance Award relates or (ii) the

Plan Year in which the fiscal year to which the Performance Award relates ends. In no event may a deferral election be made with respect to any portion of a Performance Award that is “readily ascertainable,” i.e., both calculable and substantially certain to be paid at the time of the election. Further, for such election to be effective, an Eligible Employee must have provided services for the Employer continuously from the beginning of the applicable performance period. Finally, deferral elections made with respect to Performance Awards that become payable as a result of death or Disability or in the event of a Change in Control, without regard to the satisfaction of the applicable performance criteria, do not constitute performance-based compensation and shall not be effective unless made by December 31 of the calendar year preceding the beginning of the calendar or fiscal year to which such award relates.

(b)    Performance Awards for Newly Eligible Employees. Notwithstanding the preceding paragraph, for the Plan Year in which an Employee first becomes an Eligible Employee, such Eligible Employee is not eligible to defer Performance Awards with respect to any performance period that begins in such Plan Year. Such Eligible Employee can make a Performance Award Deferral Election for performance periods beginning in the following Plan Year in accordance with Section 4.2(a).

(c)    Calendar Year Performance Awards. Calendar year Performance Awards shall be taken into account in the Plan Year in which any non-deferred portion of such Performance Award would be paid.

(d)    Performance Award Account. If a Performance Award Deferral Election is submitted to the recordkeeper in accordance with this Section 4.2., the Employer will credit to the Participant’s Performance Award Account the amount of any timely deferral determined in accordance with this Section 4.2. All such deferral elections must be submitted no later than December 31 of the calendar year in which such deferral elections are made. Such deferral elections become irrevocable on such date and cannot be changed even if the Participant ceases to be an Eligible Employee.

(e)    Deferral Election Effective Only If Employed on the Payment Date. Notwithstanding any provision of this Plan to the contrary, no Performance Award may be deferred under this Section 4.2 unless the Participant is an Employee on the date that such amount actually is distributed.

4.3.    Election of Participant to Defer Base Salary

(a)    Annual Base Salary Deferral Elections. Each Eligible Employee may, on such terms and conditions as the Committee may specify, elect separate “ERP 1” and “ERP 2” deferral percentages as provided in (i) and (ii) below:

(i)    ERP 1 Deferrals. Each Eligible Employee may elect to have a percentage of his or her Base Salary attributable to Compensation that would be paid before the Eligible Employee reaches the Pay Cap deferred and allocated to his or her Base Salary Account and paid pursuant to the terms of the Plan.

(ii)    ERP 2 Deferrals. Each Eligible Employee may elect to have a percentage of his or her Base Salary attributable to Compensation that would be paid after the Eligible

Employee reaches the Pay Cap deferred and allocated to his or her Base Salary Account and paid pursuant to the terms of the Plan.

To exercise such elections for any Plan Year, on or before the date prescribed by the Benefits Administrative Committee (which shall be no later than December 31 of the calendar year preceding the Plan Year in which the services relating to such Base Salary are performed), the Eligible Employee must advise the Employer of his or her elections in writing or by filing such elections electronically using procedures prescribed by the Benefits Administrative Committee. Such Base Salary Deferral Elections shall apply only to Base Salary earned by and payable to the Participant after the date on which the Base Salary Deferral Election is received by the recordkeeper.

(b)    Newly Eligible Employees. For the Plan Year in which an Employee first becomes an Eligible Employee, such Eligible Employee is not eligible to defer a portion of his or her Base Salary. Such Eligible Employee can make a Base Salary Deferral Election for the following Plan Year in accordance with Section 4.3(a).

(c)    Base Salary Account. If Base Salary Deferral Elections are submitted to the recordkeeper, the Employer will allocate to the Participant’s Base Salary Account the amount of Base Salary determined in accordance with Section 4.3(a). All Base Salary Deferral Elections made under Section 4.3(a) must be submitted no later than December 31 of the calendar year in which the valid election is made in order to be effective for the following calendar year. Such deferral elections become irrevocable on such date and cannot be changed even if the Participant ceases to be an Eligible Employee.

4.4.    Employer Contributions

(a)    Retirement Contributions. No Retirement Contributions will be allocated to Participants’ Retirement Base Account for Plan Years beginning on or after January 1, 2011.

(b)    Matching Contributions. The Employer shall make a matching contribution with respect to each Participant who, under the Plan, has made or caused to be made a Base Salary Deferral Election and/or a Performance Award Deferral Election for such Plan Year. Such Participant’s matching contributions shall equal 150% of the first 4% of the Participant’s ERP Eligible Pay deferred to the Plan plus 50% of the next 2% of the Participant’s ERP Eligible Pay deferred to the Plan. Matching contributions shall be determined and credited to a Participant’s Matching Account between January 1 and March 31 of the Plan Year following the Plan Year to which they apply.

To be eligible to receive an allocation of such matching contributions, a Participant must be an Employee on the last day of the Plan Year or: (i) other than for Cause, has incurred a Separation from Service after obtaining age 55 and completing 10 Years of Service; (ii) died; or (iii) become Disabled during the applicable Plan Year.

(c)    Transitional Contributions. No Transitional Contributions shall be made to any Participant’s Transitional Contributions Account for any Plan Year beginning on or after January 1, 2003.

(d)    Retention Awards. The Employer shall allocate an amount equal to the Participant’s Retention Award, if any, to the Participant’s Retention Award Account.

(e)    Supplemental Retirement Awards. The Employer shall allocate the amount, if any, as determined by the Committee to the Participant’s Supplemental Retirement Award Account at the time specified by the Committee.

4.5.    Benchmark Investment Funds

The Investment Committee may change or discontinue the Investment Funds used as investment benchmarks under the Plan, other than the Company Stock Fund, for the measure of appreciation or depreciation of previously credited amounts.

4.6.    Outside Benchmark Investment Funds

Each Participant shall direct the portion of future credits to, and the existing balance of, the Participant’s Account that is to be treated as invested in one or more of the Outside Benchmark Investment Funds. A Participant may change his or her direction as of any business day subject to any applicable restrictions. If a Participant does not designate one or more of the Outside Benchmark Investment Funds, the investment of his or her Account default to the benchmarked Investment Fund designated by the Investment Committee from time to time.

4.7.    Company Stock Fund

A Participant may direct that all or a portion of future credits to the Participant’s Account be treated as invested in the Company Stock Fund. A Participant’s direction to have amounts treated as invested in the Company Stock Fund shall be irrevocable as to amounts so treated pursuant to such direction (i.e., amounts treated as invested in the Company Stock Fund cannot subsequently be treated as invested in an Outside Benchmark Investment Fund).

4.8.    Adjustment of Account Balances and Other Rules

As of each business day, the recordkeeper shall credit or debit the balances in a Participant’s Accounts with Adjustments that mirror the appreciation or depreciation experienced by the Investment Funds against which such Participant’s Account is benchmarked. For this purpose, appreciation shall include interest, dividends and other distributions that would have been credited or paid on such Investment Funds. Any such amounts shall be deemed to have been reinvested in the applicable benchmarked Investment Fund pursuant to procedures approved by the Benefits Administrative Committee. The crediting or debiting of Adjustments shall occur so long as there is a balance in the Participant’s Account, regardless of whether such Participant has terminated employment with the Employer or has died. The Benefits Administrative Committee may prescribe any reasonable method or procedure regarding accounting for Adjustments.

The Benefits Administrative Committee may, from time to time, establish policies or rules consistent with Code Section 409A and the regulations promulgated thereunder to govern the manner and form in which Performance Award Deferral Elections and Base Salary Deferral Elections may

be made as well as the manner in which the amount of any deferral, contribution, credit or Adjustment is determined, made or allocated under the Plan. Notwithstanding any contrary Plan provision, all contributions and deferrals credited to a Participant’s Accounts shall be subject to the restrictions described in Section 12.8 of the Plan.

4.9.    FICA

Deferrals, Employer contributions and Adjustments shall, to the extent required by law, be treated as “wages” for purposes of Federal Insurance Contributions Act (“FICA”) taxes, i.e., Social Security taxes.

SECTION 5
METHOD OF DISTIBUTION OF DEFERRED COMPENSATION

5.1.    Time and Form of Distribution

(a)    Election of Time and Form of Distribution. At the time a Participant makes a deferral election pursuant to Sections 4.2 and 4.3, the Participant shall also elect a time and form of distribution with respect to any deferral elections and applicable matching contributions to made in the same calendar year.

(i)    The Participant shall deliver such election to the recordkeeper at the time the deferral elections for the applicable calendar year are made, or in the case of distributions from the Retention Award Account, in accordance with the written agreement evidencing the Participant’s Retention Award.

(ii)    Such elections shall also apply to any other credits to a Participant’s Accounts as specified in Sections 5.1(b) and 5.1(c) for such Plan Year.

(b)    Election of Time of Distribution. Amounts credited to a Participant’s Accounts (other than a Retention Award Account or a Supplemental Retirement Award Account) shall be distributed to the Participant upon: (a) the Participant’s Separation from Service; (b) the Participant’s death; (c) the Participant’s Disability; or, where applicable, (d) a date certain elected by the Participant.

(i)    A Participant shall elect either a time or an event for distribution with respect to (A) Base Salary Deferral Elections, (B) Performance Award Deferral Election and (C) applicable matching contributions made in the same calendar year.

(ii)    If no time or event of distribution election is made with respect to any such deferral or credit, the portion of the Participant’s Accounts (other than a Retention Award Account or a Supplemental Retirement Award Account) relating thereto shall be distributed on the Participant’s Separation from Service for any reason.

(iii)    Amounts credited to a Participant’s Retention Award Account shall be distributed in accordance with the written agreement evidencing the Participant’s Retention Award.

(iv)    Amounts credited to a Participant’s Supplemental Retirement Award Account shall be distributed upon the first to occur of (a) the Participant’s Separation from Service, (b) the Participant’s death or (c) the Participant’s Disability.

(c)    Time of Distribution.

(i)    In General. All distributions, other than distributions upon a Participant’s Separation from Service, shall be made or shall commence, as applicable, within 90 days of the distribution event.

(ii)    Distributions on Participant’s Separation from Service. Notwithstanding any contrary provision, if the distribution event giving rise to the distribution or commencement of distributions is a Participant’s Separation from Service, then the distribution shall not be made or commence, as applicable, for six months following the date of the Participant’s Separation from Service.

For any distribution subject to the six‑month delay, (i) if such distribution is to be made in a lump sum, then the distribution following the six‑month delay shall be equal to the Participant’s Account balance at the time of such distribution; and (ii) if such distribution is to be made in annual installments, then the amount of the first distribution shall be the aggregate amount of any installment that would have been paid following the Participant’s Separation from Service if such six‑month delay were not applicable (or the Participant’s Account balance at the time of payment, if less). Any amount distributable under (i) or (ii) above shall be paid as of the first business day of the seventh month following the Separation from Service.

(iii)    Distributions of Matching Contributions. Notwithstanding the foregoing, with respect to any matching contribution allocated to a Participant’s Matching Account under Section 4.4(b) after a distribution event described in this Section 5.1, such matching contribution shall be paid on the later of (i) the applicable payment date under the Plan or (ii) April 1 of the Plan Year in which the matching contribution is allocated to the Participant’s Matching Account.

(d)    Election of Form of Distribution. Amounts credited to a Participant’s Account (other than a Retention Award Account) shall be distributed to the Participant in accordance with the Participant’s distribution election either in a single lump-sum payment or in substantially equal annual installments over a period of five, 10 or 15 years.

(i)    A Participant shall elect a form of distribution with respect to the (A) Base Salary Deferral Elections, (B) Performance Award Deferral Election, (C) Supplemental Retirement Award or (D) applicable matching contributions made in the same calendar year.

(ii)    Amounts credited to a Participant’s Retention Award Account shall be distributed in accordance with the written agreement between the Employer and the Participant evidencing the Participant’s Retention Award.

(iii)    To the extent that an Account is distributed in installment payments, the undisbursed portions of such Account shall continue to be credited with Adjustments in accordance with the applicable provisions of Section 4.8.

(iv)    Distributions of amounts benchmarked to Investment Funds other than the Company Stock Fund shall be made in cash. Distributions of amounts benchmarked to the Company Stock Fund shall be distributed in the greatest whole number of common shares of the Corporation that can be distributed based on the amount benchmarked to the Company Stock Fund (after any applicable income tax withholding), plus cash for any fractional share.

(v)    If no form of distribution is elected by the Participant, the Participant’s Accounts (other than the Retention Award Account) shall be distributed in the form of a single lump-sum payment and the Retention Award Account shall be distributed in accordance with the written agreement evidencing the Participant’s Retention Award.

5.2.    Death Benefit

If a Participant dies (either before or after payment of benefits have commenced under this Section 5), his or her Account shall be paid to the Beneficiary designated by the Participant. If there is no designated Beneficiary or no designated Beneficiary surviving at a Participant’s death, payment of the Participant’s Account shall be made to the Participant’s estate in a single lump-sum payment within 90 days after the Participant’s death. In the event of a Participant’s death after distribution of his or her Account has begun, to the extent that there is a surviving Beneficiary, payment of such Account shall continue in the form of distribution in effect prior to the Participant’s death. If a Participant dies prior to the commencement of distribution of his or her Account, his or her Beneficiary, if any, shall receive distribution of such Account in the form of distribution previously elected by the Participant. If a Beneficiary begins to receive any payment pursuant to this Section 5.2, but dies prior to the time that all amounts have been distributed, any remaining amount shall be paid in a single lump-sum payment to the estate of the Beneficiary.

5.3.    Taxes

In the event any taxes are required by law to be withheld or paid from any payments made pursuant to the Plan, the recordkeeper shall deduct such amounts from such payments and shall transmit or cause to be transmitted the withheld amounts to the appropriate taxing authority.

5.4.    Unforeseeable Emergency Distributions

The Committee, in its sole discretion, may elect to distribute all or a portion of the Participant’s Account in the event such Participant requests a distribution due to an Unforeseeable Emergency, as described under Treasury Regulation Section 1.409A-3(i)(3). The Committee has delegated authority to the Benefits Administrative Committee to elect, in its sole discretion, to distribute all or a portion of the Account of a Participant who is below the senior vice president level in the event such Participant requests a distribution due to an Unforeseeable Emergency. Any distribution under this Section 5.4 shall comply with the Unforeseeable Emergency requirements of Code Section 409A and the regulations promulgated thereunder, which are incorporated herein by reference. Any distribution on account of an Unforeseeable Emergency shall not exceed the amount required to satisfy the Unforeseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution, after taking into account the extent to which the Unforeseeable Emergency may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent that such liquidation would not itself cause a severe financial hardship) or by stopping deferrals under the Plan. The Participant’s request shall state the nature of the severe financial hardship, the total amount requested to be distributed from his or her Plan Accounts and the total amount of the actual expense incurred or expected to be incurred on account of the Unforeseeable Emergency. A Participant’s Retention Award Account, if any, is not eligible for distribution under this Section 5.4.

5.5.    Small Benefit Distribution

If the value of the Participant’s Accounts (and all other nonqualified deferred compensation plan benefits required to be combined with the Plan under Treasury Regulation Section 1.409A-(1)(c)(2)) is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) at the time of distribution, then such benefit shall be paid in the form of a single lump sum notwithstanding any contrary Plan provision. Any such distribution is subject, if applicable, to the delay in payment rule relating to Separation from Service events, as set forth in Section 5.1(c)(ii) of the Plan.

5.6.    Distributions in the Event of a Change in Control

Notwithstanding any other provision of the Plan, an affected Participant shall receive all amounts due the Participant hereunder in a lump sum as soon as practicable after a Change in Control, and in all events within 30 days thereof. For purposes of this Section 5.6, an “affected Participant” is any Participant who is or was providing services: (i) to a corporation at the time of a Change in Control relating to such corporation; (ii) to a corporation that is liable for payments to the extent of the services provided to such corporation by the Participant or for which there is a bona fide business purpose for such corporation to be liable for such payments (other than avoidance of Federal income tax); or (iii) to a corporation that is a majority shareholder of a corporation identified in Section 5.6(i) or (ii) or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in Section 5.6(i) or (ii). This Section 5.6 shall not apply to a Participant’s Retention Award Account.

5.7.    Subsequent Deferral and Form of Payment Elections

Notwithstanding the foregoing, a Participant may elect, at least twelve months before a scheduled distribution date (or, in the case of a distribution date based on the Participant’s Separation from Service, at least twelve months before the Separation from Service), to delay the payment date for a minimum period of sixty months from the originally scheduled date of payment, provided the election does not take effect for at least twelve months from the date on which the election is made. The distribution election change must be made in accordance with procedures and rules established by the Committee. The Participant may, at the same time the date of payment is deferred, change the form of payment provided such change in the form of payment may not effect an acceleration of payment in violation of Code Section 409A or the provisions of Treasury Regulation Section

1.409A-2(b). For purposes of this Section 5.7, a series of substantially equal annual installments is always treated as a single payment and not as a series of separate payments.

SECTION 6
ACCRUALS UNDER OTHER BENEFIT PLANS

Amounts deferred or credited under the Plan shall not be taken into account in calculating benefits or contributions under any pension benefit plan maintained by the Employer, including, but not limited to, any pension plan or retirement plan (qualified under Section 401(a) of the Code), except to the extent specifically provided in any such plan. Amounts deferred by a Participant under the Plan shall be taken into account in determining credits or accruals under Sections 4.2, 4.3 and 4.4.

SECTION 7
PARTICIPANT’S RIGHTS

Establishment of the Plan shall not be construed as giving any Participant the right to be retained in the Employer’s service or employ or the right to receive any benefits not specifically provided by the Plan. A Participant shall not have any interest in amounts deferred, Employer allocations or Adjustments credited to his or her Account until such Account is distributed in accordance with the Plan. All deferrals and all amounts held for the Account of a Participant under the Plan shall remain the sole property of the Employer, subject to the claims of its general creditors and available for its use for whatever purposes desired. With respect to amounts deferred or otherwise held for the Account of a Participant, the Participant is merely a general creditor of the Employer. The obligation of the Employer hereunder is purely contractual and shall not be deemed to be or considered funded or secured in any way.

SECTION 8
NON-ALIENABILITY AND NON-TRANSFERABILITY

Except to the extent required by law or as provided in Section 12.8, the rights of a Participant to distributions as provided in the Plan shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation unless required under applicable law. No Participant may borrow against his or her Account. No Account shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntary or involuntary, including, but not limited to, any liability that is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of any Participant, unless specifically required by applicable law.

SECTION 9
ADMINISTRATION AND STANDARD OF REVIEW

The Plan shall be administered by the Benefits Administrative Committee. The Benefits Administrative Committee shall have authority to adopt rules and regulations for carrying out the Plan and, in its sole and absolute discretion, to interpret, construe and implement the provisions hereof. Subject to the provisions of Section 10 below, any decision or interpretation of any provision of the Plan adopted by the Benefits Administrative Committee shall be final and conclusive. The acts and decisions of the Benefits Administrative Committee shall not be overturned and shall be binding on all individuals and parties unless such acts and decisions are ruled by a court of competent jurisdiction to be arbitrary and capricious. A Participant who is also a member of the Benefits Administrative Committee shall not participate in any decision involving any request made by him or her or relating in any way solely to his or her rights, duties and obligations as a Participant under the Plan.

SECTION 10
CLAIMS PROCEDURE

10.1.    Filing Claims

Any Participant or Beneficiary entitled to benefits under the Plan may file a claim for benefits with the Benefits Administrative Committee (or its designee).

10.2.    Notification to Claimant

If a claim is wholly or partially denied, the Benefits Administrative Committee (or its designee) will furnish written or electronic (in accordance with Department of Labor Regulations Section 2520.104b‑1(c)) notification of the decision to the claimant within 90 days of receipt of the claim in a manner calculated to be understood by the claimant. Such notification shall contain the following information:

(a)    the specific reason or reasons for the denial;

(b)    specific reference to pertinent Plan provisions upon which the denial is based;

(c)    a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)    a description of the Plan’s claims review procedures describing the steps to be taken and the applicable time limits to submit claims for review, including a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

If special circumstances require an extension of time for the Benefits Administrative Committee (or its designee) to process the claim, the 90‑day period may be extended for an additional 90 days. Prior to the termination of the initial 90‑day period, the claimant shall be furnished with a written or electronic notice setting forth the reason for the extension. The notice shall indicate the special circumstances requiring an extension of time and the date by which the Benefits Administrative Committee (or its designee) expects to render the benefit determination.

10.3.    Review Procedure

A claimant or his or her authorized representative may, with respect to any denied claim:

(a)    request a full and fair review upon a written application filed within 60 days after receipt by the claimant of written or electronic notification of the denial of his or her claim;

(b)    submit written comments, documents, records and other information relating to the claim for benefits; and

(c)    upon request, and free of charge, be provided reasonable access to and copies of documents and records and other information relevant to the claim for benefits.

Upon receipt of a timely, written application for review, the Benefits Administrative Committee (or its designee) shall undertake a review, taking into account all comments, documents, records and information submitted by the claimant relating to the claim without regard to whether the information was submitted or considered in the initial benefit determination. If the claimant (or his or her duly authorized representative) fails to appeal the initial benefit determination to the Benefits Administrative Committee (or its designee) in writing within the prescribed period of time, then the Benefits Administrative Committee’s (or its designee’s) adverse determination shall be final, binding and conclusive.

Any request or submission must be in writing and directed to the Benefits Administrative Committee (or its designee). The Benefits Administrative Committee (or its designee) will have the sole responsibility for the review of any denied claim and will take all steps appropriate in the light of its findings.

10.4.    Decision on Review

The Benefits Administrative Committee (or its designee) will render a decision upon review no later than 60 days after receipt of the request for review. If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than 120 days after receipt of the request for review. Written notice specifying the circumstances requiring an extension will be furnished to the claimant prior to the commencement of the extension. The decision on review will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Plan on which the decision is based. If the decision on review is not furnished to the claimant within the time limits prescribed above, the claim will be deemed denied on review.

SECTION 11
AMENDMENT AND TERMINATION

The Plan may, at any time and from time to time, be amended or modified by the Committee or its delegate without the consent of any Participant or Beneficiary, provided that no such amendment or modification may either accelerate the payment of the Participant’s Account or delay such payment, resulting in a subsequent deferral of compensation. The Committee or its delegate may also terminate and liquidate the Plan without the consent of the Participant or Beneficiary. Any such liquidation and termination of the Plan shall be made in accordance with the termination and liquidation requirements of and under the circumstances described under Treasury Regulation

Section 1.409A-3(j)(4)(ix). Any amendment or termination of the Plan will become effective as to a Participant on the date established by the Committee or its delegate. However, no amendment, modification or termination of the Plan shall, without the consent of the Participant, adversely affect such Participant’s rights with respect to amounts then credited to his or her Account. Actions may be taken by the Committee or its delegate at any time and in any manner not prohibited by law.

SECTION 12
GENERAL PROVISIONS

12.1.    Controlling Law

Except to the extent superseded by federal law, the laws of the State of Ohio shall be controlling in all matters relating to the Plan, including construction and performance hereof.

12.2.    Captions

The captions of Sections and paragraphs of the Plan are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

12.3.    Facility of Payment

Any amounts payable hereunder to any person who is under legal disability or who, in the judgment of the Benefits Administrative Committee, is unable to properly manage his or her financial affairs, may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner which the Benefits Administrative Committee may select. Any such payment shall be deemed to be payment for such person’s Account and shall be a complete discharge of all liability of the Employer with respect to the amount so paid.

12.4.    Administrative Expenses

All expenses of administering the Plan shall be borne by the Employer and no part thereof shall be charged against any Participant’s Account or any amounts distributable hereunder.

12.5.    Severability

Any provision of the Plan prohibited by the law of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, without invalidating the remaining provisions hereof.

12.6.    Personal Liability

Except as otherwise expressly provided herein, no member of the Benefits Administrative Committee or the Committee, and no officer, director, employee or agent of the Employer, shall have any liability to any person, firm or corporation based on or arising out of the Plan, except in the case of willful misconduct or fraud.

12.7.	Amendment to Qualified Plan or Changes to Employer Contributions and Participant Deferrals under Qualified Plan

Notwithstanding any contrary provision in this Plan, with respect to any change or addition to, any deletion from or any modification of (collectively, an “Amendment”) the underlying Qualified Plan or change in the Company or Participant contributions and/or deferrals under the Qualified Plan during any Plan Year (collectively, a “Contribution Change”), where such Amendment or Contribution Change causes the Plan to be non-compliant with Code Section 409A and the regulations promulgated thereunder (including, but not limited to, Treasury Regulation Section 1.409A-2(a)(9)) or accelerates the payment of the Participant’s Account or delays such payment, resulting in a subsequent deferral of compensation, such Amendment and/or Contribution Change shall be disregarded with respect to Employer contributions, Participant deferrals, Participants’ Accounts, Compensation, Performance Award Deferral Elections under or credited pursuant to the Plan or to any form or time of payment applicable to Plan benefits to the extent that the same either may cause the Plan to be or is itself non-compliant with Code Section 409A or the regulations promulgated thereunder.

12.8.    Right to Offset

If the Benefits Administrative Committee determines that a Participant is, for any reason, indebted to the Company or its Affiliates, the Benefits Administrative Committee and the Company may offset such indebtedness, including any interest accruing thereon, against distributions otherwise due under the Plan provided that:

(a)    such debt is incurred in the ordinary course of the service relationship between the Participant and the Company;

(b)    in any taxable year of the Company, the entire amount of reduction does not exceed $5,000; and

(c)    the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

An election by the Company not to offset such indebtedness against distributions otherwise due under the Plan will not constitute a waiver of the Company’s claim for such indebtedness or obligation.

SECTION 13
UNFUNDED STATUS OF THE PLAN

Any and all payments made to any Participant pursuant to the Plan shall be made only from the general assets of the Employers. All Accounts under the Plan shall be for bookkeeping purposes only and shall not represent a claim against specific assets of the Employers. Nothing contained in the Plan shall be deemed to create a trust of any kind or create any fiduciary relationship. Notwithstanding the foregoing, the Employers may, in their discretion and to the extent such funding would not trigger a tax on affected Participants under Code Section 409A(b)(3), establish a trust to assist them in discharging all or a portion of the benefits payable under the Plan. The assets of such trust shall remain, at all times, the assets of the Employers subject to the claims of their creditors. Amounts distributed from any such trust shall discharge the Company’s obligation with respect to the benefits in question.